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                                                                   EXHIBIT 10.29

                        MEMORANDUM CONCERNING EMPLOYMENT

                      OF ROBERT RENE BY NEOFORMA.COM, INC.

     This Memorandum describes in summary form the principal terms of the employment agreement between Neoforma.com, Inc. ("Neoforma") and Robert Rene ("Rene") that resulted from negotiations between Rene and Robert J. Zollars ("Zollars"), Chairman, President and CEO of Neoforma. A complete employment agreement between Neoforma and Rene will be prepared promptly that will incorporate these terms, certain details about them, and other customary provisions.

     1. Title, Duties and Authority. Rene will be employed immediately as Executive Vice President of Neoforma, head of strategy, and chief marketing officer; and as President of Neoforma Information Systems (which may be renamed), a business unit of Neoforma that is to manage the collection of marketing and buyer and seller web use data. In the foregoing areas, Rene will have authority to hire and fire personnel. The division of Rene's time across job activities will be approximately as follows: strategy -- 50 percent; marketing -- 30 percent; other -- 20 percent.

     2.   Term and Salary.

          (a)  Four-year term.

          (b) Year one base salary -- $150,000. Bonus, if any, at the discretion of the Neoforma CEO.

          (c)  Year Two -- $350,000 minimum cash compensation.

          (d)  Years Three and Four -- $350,000 minimum cash compensation.

     3. Stock in Neoforma. Rene is granted rights to shares of Neoforma stock as follows:

          (a) 700,000 shares to be purchased immediately, subject to vesting as described below, at $7 per share, which is the fair market value established by the Neoforma Board and Neoforma's financial advisers.

          (b) Neoforma will lend Rene the purchase price of the above mentioned 700,000 shares pursuant to a promissory note or several promissory notes as determined by Rene. The terms of the notes shall be as determined by the parties provided, however, that Rene shall have the sole discretion to determine (i) any security beyond the shares and (ii) the terms of recourse.


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          (c)  250,000 of the 700,000 shares vest on the first anniversary of commencement of employment. The remaining 450,000 shares vest pro rata over the 36 months between the first anniversary of commencement of employment and the forth anniversary of commencement of employment, i.e., at the rate of 12,500 shares per month. Neoforma --- will use its best efforts (i) to ensure that such shares are eligible for resale under SEC Rule 701, (ii) to include such shares in a registration statement on Form S-8, and (iii) to include them in any other registration statement filed by the Company relating to a secondary offering, subject, in the case of clause "iii," to the rights of holders of outstanding registration rights and the terms of the Company's existing registration rights agreement.

     4.   Travel and Moving.

          (a) Unless he decides otherwise, Rene will reside in Los Angeles and will perform his duties in Los Angeles and, as necessary, in Santa Clara or such other location in California where Neoforma establishes its principal office. Neoforma will pay all curb-to-curb costs of any necessary business travel including between Los Angeles and Santa Clara (or such other California location), including any additional tax liability to Rene from payment of such commuting expenses. Neoforma will provide an automobile for Rene's use in Santa Clara (or such other California location) as well as a suitable apartment in that locale for Rene's exclusive use.

          (b) Should Rene, at his sole election, move to Northern California, (or to the locale of a new corporate headquarters in California), Neoforma will pay all reallocation expenses.

     5.   Reporting. Rene will report directly to Neoforma's Chairman/CEO.

     6. Vesting and Severance. If, absent Rene's written approval, there is a diminution in Rene's role, a change in his reporting either explicitly or in fact, a diminution in his title or responsibilities, such event shall be deemed a constructive termination of Rene by Neoforma without cause and will result in the full and immediate vesting of all shares of the stock referred to in paragraphs 3(a) and (c) above that are not then vested. If there is a change of control of Neoforma, such event shall result in the immediate vesting of fifty percent (50%) of the shares referred to in paragraphs 3(a) and (c) above that are not then vested or such more favorable vesting program as is then in place for senior executives under similar circumstances.

     If Rene is terminated without cause, he will be entitled to a lump sum severance payment in the amount of the base salary or minimum cash compensation as specified hereunder for the six months following such termination (but not beyond the end of the term of the employment agreement), and he will be entitled to the full and immediate vesting of all shares of the stock referred to in paragraphs 3(a) and (c) above that are not then vested. No severance or


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acceleration will occur in the event of termination for cause, which shall only be for (a) conviction of a felony or, (b) after notice specifying particularly and in detail the deficiencies at issue and the manner of required cure thereof and 30 days' opportunity for cure: (i) improper application of company funds or assets, (ii) a persistent material refusal to obey a lawful order of the Board of Directors consistent with the terms of this agreement, or (iii) a material and persistent failure to adequately and competently perform assigned duties.

     7. Confidentiality. Rene agrees to the Company's standard employee provisions on confidentiality, concurrent employment, and assignment of inventions.

     8. Legal Expenses. Neoforma will pay all of Rene's legal expenses incurred in negotiation of this employment agreement.


NEOFORMA.COM, INC.

by:
   -------------------------------------   -------------------------------------
                                                        Robert Rene

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